Exhibit 99.1

Hoku Scientific, Inc. Reports Results for Fiscal Year and Fourth Quarter Ended March 31, 2008

KAPOLEI, Hawaii - May 13, 2008 - Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for its fiscal year and fourth quarter ended March 31, 2008. The Company also provided a general update on its business.

Financial Results
Revenue for the fiscal year ended March 31, 2008 was $3.2 million compared to $5.4 million for fiscal 2007. Revenue for the quarter ended March 31, 2008 was $621,000 from photovoltaic, or PV, system installation and related service contracts compared to $1.1 million from fuel cell contracts with the U.S. Navy in the same period in 2007. As of March 31, 2008, deferred revenue of $36,000 was attributable to a PV system installation and related service contract. As of March 31, 2007, deferred revenue was primarily attributable to fuel cell contracts with the U.S. Navy of $929,000.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the fiscal year ended March 31, 2008 was $4.3 million, or $0.26 per diluted share compared to $2.8 million, or $0.17 per diluted share, for fiscal 2007. GAAP net loss for the quarter ended March 31, 2008 was $2.1 million, or $0.12 per diluted share, compared to $2.1 million, or $0.13 per diluted share, for the same period in 2007. The net loss in the fourth quarter and fiscal 2008 was generally due to the decrease in revenue and increase in payroll expenses.

Non-GAAP net loss for the fiscal year ended March 31, 2008 was $3.2 million, or $0.20 per diluted share, compared to $1.5 million, or $0.10 per diluted share, for fiscal 2007. Non-GAAP net loss for fiscal 2008 and fiscal 2007 exclude non-cash stock-based compensation of $1.1 million and $1.2 million, respectively. Non-GAAP net loss for the quarter ended March 31, 2008 was $1.9 million, or $0.11 per diluted share, compared to $1.5 million, or $0.09 per diluted share, for the same quarter in fiscal 2007. Non-GAAP net loss for the quarters ended March 31, 2008 and 2007 exclude non-cash stock-based compensation of $192,000 and $585,000, respectively. The accompanying schedules provide a reconciliation of net loss and net loss per share computed on a GAAP basis to net loss and net loss per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific said, “We were able to meet our revenue guidance for the fourth quarter and fiscal year ended March 31, 2008. As we previously stated, we expected to see losses as we increased our efforts in supporting a polysilicon manufacturing and PV systems installation service business. While we expect to incur continued losses during the polysilicon plant construction phase, we are excited about our solar revenue prospects.”

Business Updates

Polysilicon Plant Construction Update

Hoku Scientific, through its wholly owned subsidiary Hoku Materials, Inc., is currently building a polysilicon production facility in Pocatello, Idaho, where it plans to produce up to 3,500 metric tons of polysilicon per year for the solar industry.

In its fourth fiscal quarter, Hoku Materials amended its contracts with JH Kelly LLC, and the Stone & Webster subsidiary of The Shaw Group, its general construction contractor, and the engineering, procurement and construction management services provider, respectively, to increase the planned size of the Hoku Materials polysilicon facility from 2,500 to 3,500 metric tons per year. Each amendment provides financial incentives for achieving pilot production in October 2008, and final completion in September 2009, with additional financial incentives for meeting interim milestones related to the start-up and ramp-up of the facility’s processes and production capabilities between October 2008 and September 2009. Hoku Materials plans to begin operating the facility and producing polysilicon in the first half of calendar year 2009, prior to the plant’s final completion date.

“We continue to make progress in the engineering, procurement and construction of our planned polysilicon production plant in Pocatello, Idaho, and we believe we will be in a position to complete our pilot demonstration in the fourth quarter of calendar year 2008, and begin shipping product to our customers in the first half of 2009,” said Dustin Shindo. “To further ensure that we are able to meet these goals, we recently hired our polysilicon plant operations manager, who has more than twenty years of experience in manufacturing, quality assurance, training and certification in polysilicon production plants in the United States, and has led numerous teams on various disciplines of quality control, manufacturing techniques and construction of new facilities.”

Hoku Scientific also announced that it is providing pictures of the construction of its polysilicon production plant in Pocatello, Idaho, on its website and intends to add new pictures from time to time to show the progress of construction. These pictures may be viewed at www.hokuscientific.com.

Polysilicon Plant Financing Update

Hoku Materials estimates that it will cost approximately $390 million to engineer, procure and construct its planned 3,500 metric ton per annum polysilicon production plant. Sanyo, Suntech, Solarfun and Global Expertise Wafer Division have collectively committed $240 million towards these costs, subject to the achievement of various milestones. In addition to the $240 million in customer commitments, Hoku Scientific intends to contribute $40 million of its available cash, including amounts already paid by Hoku Scientific. This leaves a gap of $110 million of additional capital that is required to fully fund the $390 million construction budget. Hoku Scientific has previously announced its intention to work with Merrill Lynch for this additional funding in the form of project finance debt. Today, Hoku Scientific announced Hoku Scientific and Merrill Lynch have mutually agreed to end this engagement, and Hoku Scientific has filed a universal shelf registration statement with the Securities and Exchange Commission, or SEC, to raise additional financing.

Upon being declared effective by the SEC, the registration statement will allow Hoku Scientific to offer and sell, from time to time, in one or more offerings, senior and subordinated debt securities, shares of its common stock, shares of its preferred stock, warrants, or any combination of such securities, for proceeds in the aggregate amount up to $110 million. Proceeds from the sale of such securities will be used to fund the construction of the Hoku Materials polysilicon plant, and for the purposes described in the prospectus or a prospectus supplement filed at the time of an offering. Hoku Scientific intends to issue securities in at least two separate offerings over the next twelve to eighteen months to fund its polysilicon plant construction.

Hoku Scientific believes it will need to make payments of $112 million for engineering, procurement and construction in order to complete pilot production in the fourth quarter of calendar year 2008. If Hoku Materials successfully completes that milestone, the availability of customer prepayment commitments would fund continuing construction costs until it is near commercial production. As of March 31, 2008, the amount contributed to the project is $29 million, which is comprised of $12 million from Hoku Scientific and $17 million from the $240 million in customer commitments. Hoku Scientific intends to contribute an additional $28 million, which includes the proceeds from the $25 million private placement of its common stock to investors in February 2008, and intends to raise approximately $55 million from the first offering under the universal shelf registration statement, which would get Hoku Scientific to the $112 million it believes is needed to complete pilot production. Hoku Scientific would thereafter commence one or more subsequent offerings under the universal shelf registration statement to raise the additional $55 million, which together with the release of the remaining customer commitments, is expected to be sufficient to complete the construction of the polysilicon plant.

Hoku Materials has amended its polysilicon supply contracts with Sanyo, Suntech, and Solarfun for the delivery of polysilicon over a ten-year period; however the Global Expertise Wafer Division supply agreement remains unchanged for the delivery of polysilicon over a seven-year period. The future revenue of these contracts is up to approximately $1.7 billion in the aggregate over their respective periods. Hoku Materials also recently announced that it has amended its polysilicon supply contracts with Suntech and Solarfun, so that the financing deadline is December 31, 2008, and to reduce the amount of capital that Hoku Materials is required to raise to meet that deadline to $75 million, including the $25 million previously raised through Hoku Scientific’s private placement of its common stock. While Hoku Materials has not recently amended the financing deadlines in its polysilicon agreements with Sanyo and Global Expertise Wafer Division, Hoku Materials maintains an open dialogue with each of these parties; as such, Hoku Materials does not currently plan to terminate either of these contracts, and believes that neither Sanyo nor Global Expertise Wafer Division will terminate their respective contracts on May 31, 2008. In addition, Hoku Materials has approximately 300 to 500 metric tons of unallocated annual polysilicon production capacity from its planned production output of 3,500 metric tons per year, which may be sold under one or more new long-term contracts, reserved for strategic purposes, or sold on the spot market. If sold under a long term contract, it may provide additional prepayments that could reduce the amount of additional financing needed.

“Our project finance approach to funding the construction of our polysilicon plant doesn’t make sense anymore and has become unrealistic,” said Dustin Shindo. “What ultimately matters is that we fulfill our commitment to ship polysilicon to our customers, through the successful construction and financing of our plant. The financing is the means to the end; the exact timing of the financing, and the structure of the financing aren’t as important, as long as we can continue to stay on our current track to ultimately ship product to our customers in 2009. We believe our new approach to financing the plant is more appropriate in this environment because we have reduced the amount of additional financing we need from $185 million to $110 million and delayed the timing of when these funds are required. We have created a flexible mechanism to raise the capital in multiple offerings under our universal shelf registration statement. Our customers continue to show their support for our business and our financing strategy.”

Hoku Solar Update

Hoku Scientific’s wholly-owned subsidiary, Hoku Solar, Inc., markets, sells and installs turnkey photovoltaic, or PV, power systems in Hawaii.

Dustin Shindo said, “Significant steps have also been made in our Hoku Solar business. We have recognized $1.9 million in our PV system installation business in the six months ended March 31, 2008. We also signed a non-binding letter of intent with Bank of Hawaii for us to explore additional turnkey PV system installations for Bank of Hawaii’s facilities on the islands of Hawaii, Maui and Kauai, and a non-binding agreement with The James Campbell Company to plan the Kapolei Sustainable Energy Park, which would be capable of generating approximately 1.5 megawatts of PV power. In addition, Hawaiian Electric Company has submitted for approval by the Hawaii Public Utilities Commission a contract to purchase electricity generated by a PV system that we would install. If approved, we plan to install a 167 kilowatt PV system and sell the power generated by that system over a 20-year period to Hawaiian Electric Company. Finally, we joined D.R. Horton-Schuler Division, a wholly owned subsidiary of D.R. Horton, Inc. in a marketing program to offer two-kilowatt PV systems to homebuyers at the Kahiwelo at Makakilo Development in Kapolei, Hawaii. The amount of potential revenue is contingent on whether the homebuyers choose to install a PV system.

“In summary, we believe it has been another successful fiscal year for Hoku,” said Dustin Shindo. “We continue to make progress on the construction of our polysilicon facility and are more confident in our approach towards its financing. We also have successfully installed PV systems in Hawaii and are beginning to see a backlog of orders. We are excited about the expected growth of Hoku in fiscal 2009 and beyond.”

Forward Guidance
The Company’s general policy is to provide revenue guidance for the next fiscal quarter and fiscal year. Fluctuations in revenue are expected to continue in future periods due to uncertainty regarding the level and the timing of photovoltaic system installations. Based on its current outlook, the Company expects revenue for the first quarter ending June 30, 2008 to be in the range of $2.2 million to $2.7 million and $15.0 million to $18.0 million for the fiscal year ending March 31, 2009. In addition, the Company expects that it will need to increase its efforts in supporting a polysilicon manufacturing and PV systems installation service business, develop its products and expand its corporate infrastructure. As a result the Company expects its costs to continue to increase significantly and expects to continue to incur losses for the foreseeable future. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information
Hoku Scientific has scheduled a conference call on Tuesday, May 13, 2008 at 8:00 a.m., Eastern Time, to discuss its results for the fourth quarter and fiscal year ended March 31, 2008. All interested parties are invited to call-in. To participate, please call (719) 325-4879. A live webcast can also be accessed by going directly to the Company’s web site at www.hokuscientific.com and electing the conference call link on the home page. A playback of the webcast will be available on the Company’s website until the Company’s conference call to discuss its financial results for its first quarter fiscal 2009.

About Hoku Scientific, Inc.
Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems and related services in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Hoku, Hoku Fuel Cells, Hoku Solar, Hoku Membrane, Hoku MEA and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

Contacts:

Darryl Nakamoto Chief Financial Officer Hoku Scientific, Inc. (808) 682-7800 ir@hokusci.com

Forward-Looking Statements
This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Materials's ability to successfully raise sufficient funds to establish a polysilicon manufacturing facility within the time required in its contracts with SANYO Electric Co., Ltd., Global Expertise Wafer Division Ltd., Wuxi Suntech Power Co., Ltd., and Solarfun Power Hong Kong Limited or at all; whether or not Hoku Materials or Global Expertise Wafer Division terminate their polysilicon supply contract on May 31, 2008 , whether or not Hoku Materials or Sanyo Electric Co., Ltd., terminate their polysilicon supply contract on May 31, 2008, the cost to engineer, procure and construct Hoku Materials’s planned polysilicon facility; its ability to engineer and construct a production plant for polysilicon; Hoku Materials's ability to manufacture polysilicon; Hoku Materials's forecasted revenue from the potential future sale of polysilicon, and its ability to secure additional prepayments from the sale of 300-500 metric tons of annual production capacity; Hoku Materials's ability to meet the delivery schedules in its customer contracts; its ability to successfully achieve the milestones in its contracts with SANYO Electric, Co., Ltd., Global Expertise Wafer Division Ltd., and Wuxi Suntech Power Co., Ltd.; the ability of its vendors, contractors and consultants to meet the delivery schedules in their respective agreements with Hoku Materials; Hoku Materials's costs to manufacture polysilicon, and its ability to offer pricing that is competitive with competing products; and Hoku Materials's plans for future expansion of its polysilicon production facilities. These statements also relate to Hoku Solar's ability to successfully complete PV system installations; potential future PV system installations for Bank of Hawaii, Paradise Beverages, The James Campbell Company, D.R. Horton and Hawaiian Electric Company; the performance and durability of Hoku Solar's PV systems; the cost to procure and install the PV systems, its ability to offer pricing that is competitive with competing products and expected future revenue from the PV systems installation business. These statements also relate to Hoku Scientific, Hoku Materials and Hoku Solar's future financial performance, including revenue and gross margin projections; Hoku Scientific, Hoku Materials and Hoku Solar's business strategies and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's filings with the Securities and Exchange Commission. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information
To supplement Hoku Scientific’s financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net income and net income per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net income and non-GAAP net income per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), that it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Twelve months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Service and license revenue	$621	$1,136	$3,229	$5,368
Cost of service and license revenue(1)	554	919	2,312	3,173
Gross margin	67	217	917	2,195
Operating expenses:
Selling, general and administrative(1)	2,423	2,414	6,207	4,487
Research and development(1)	2	208	86	1,774
Total operating expenses	2,425	2,622	6,293	6,261
Loss from operations:	(2,358)	(2,405)	(5,376)	(4,066)
Interest and other income	259	241	1,083	1,039
Loss before income tax benefit	(2,099)	(2,164)	(4,293)	(3,027)
Income tax expense ( benefit)	—	(47)	—	(275)
Net loss	$(2,099)	$(2,117)	$(4,293)	$(2,752)
Basic net loss per share	$(0.12)	$(0.13)	$(0.26)	$(0.17)
Diluted net loss per share	$(0.12)	$(0.13)	$(0.26)	$(0.17)
Shares used in computing basic net loss per share	17,229,458	16,499,338	16,656,000	16,449,537
Shares used in computing diluted net loss per share	17,229,458	16,499,338	16,656,000	16,449,537
___________________________________________
(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$—	$29	$42	$126
Selling, general and administrative	192	520	954	593
Research and development	—	36	72	501
Total	$192	$585	$1,068	$1,220

HOKU SCIENTIFIC, INC.
BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,
	2008	2007

Assets
Cash and cash equivalents	$27,768	$2,567
Short-term investments	1,992	17,389
Accounts receivable	113	377
Inventory	803	2,385
Costs of uncompleted contracts	54	698
Equipment held for sale	29	74
Other current assets	246	537
Total current assets	31,005	24,027
Property, plant and equipment, net	33,563	5,795
Other assets	2,576	803
Total assets	$67,144	$30,625

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$3,258	$653
Deferred revenue	36	990
Other current liabilities	855	1,488
Total current liabilities	4,149	3,131
Deposits	17,000	2,000
Total liabilities	21,149	5,131
Stockholders’ equity:
Preferred stock, $0.001 par value as of March 31, 2008 and 2007, respectively. Authorized 5,000,000 shares as of March 31, 2008 and 2007, respectively. No shares issued and outstanding as of March 31, 2008 and 2007, respectively.	-	-
Common stock, $0.001 par value as of March 31, 2008 and 2007, respectively. Authorized 100,000,000 shares as of March 31, 2008 and 2007, respectively; issued and outstanding 19,786,420 and 16,503,931 shares as of March 31, 2008 and 2007, respectively.	20	17

Additional paid-in capital	58,182	33,396

Accumulated deficit	(12,207)	(7,914)

Accumulated other comprehensive loss	-	(5)
Total stockholders’ equity	45,995	25,494
Total liabilities and stockholders’ equity	$67,144	$30,625

HOKU SCIENTIFIC, INC.

Reconciliations from GAAP Net Loss and GAAP Net Loss per share to Non-GAAP Net Loss and Non-GAAP Net Loss per share
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Twelve months Ended
	March 31,		March 31,
	2008	2007	2008	2007
GAAP net loss	$(2,099)	$(2,117)	$(4,293)	$(2,752)

Stock compensation expense	192	585	1,068	1,220

Non-GAAP net loss	$(1,907)	$(1,532)	$(3,225)	$(1,532)

GAAP basic net loss per share	$(0.12)	$(0.13)	$(0.26)	$(0.17)

Basic stock compensation expense per share	0.01	0.04	0.06	0.07

Non-GAAP basic net loss per share	$(0.11)	$(0.09)	$(0.20)	$(0.10)

GAAP diluted net loss per share	$(0.12)	$(0.13)	$(0.26)	$(0.17)

Diluted stock compensation expense per share	0.01	0.04	0.06	0.07

Non-GAAP diluted net loss per share	$(0.11)	$(0.09)	$(0.20)	$(0.10)